Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
November 10, 2005

Information Analysis Inc. Reports Third Quarter Results

Company reports earnings of 2 cents per share for quarter and 5 cents per share for 9 months

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2005. Revenues were $2,629,062, up from the $2,438,440 reported in 2004’s third quarter. The information technology services company reported a net income of $250,576, or $0.02 per share basic and diluted, compared to a net income of $354,092, or $0.03 per share basic and diluted, in 2004’s third quarter.

For the nine months ended September 30, 2005, IAI’s revenues were $7,822,086, compared to revenues of $6,712,282 for the same period in 2004. The Company reported a net income of $471,073, or $0.05 per share basic and $0.04 per share diluted, compared to net income of $466,440, or $0.05 per share basic and $0.04 per share diluted, reported for the comparable 2004 period.

“I am encouraged by what we have accomplished during this quarter. Our third quarter profit was more than first and second quarter combined. The increase in net operating income in this quarter compared to the effective net operating income for third quarter 2004 also shows that the company is progressing according to our business plan. Third quarter profit in 2004 included a $290,000 recovery of previously owed money from prior years. Accordingly, our operating profit has substantially increased,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “We expect fourth quarter results to be comparable to or better than third quarter.

“We still are in merger and acquisition discussions with a number of firms and hope to complete a transaction in the future.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2004 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Third Quarter Results

November 10, 2005

Information Analysis Incorporated

Condensed Consolidated Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2005	2004
Revenue:
Professional fees	$2,371	$2,255
Software sales	258	183

Total revenue	2,629	2,483
Cost of goods sold and services provided:
Cost of professional fees	1,753	1,776
Cost of software sales	208	176

Total cost of sales	1,961	1,952

Gross margin	668	486
Selling, general and administrative expense	(413)	(417)
Other operating income	—	290

Operating income	255	359
Other expense	(4)	(5)

Income before income taxes	251	354
Provision for income taxes	—	—

Net income	$251	$354

Earnings per common share:
Basic: Net income	$0.02	$0.03

Diluted: Net income	$0.02	$0.03

Shares used in calculating earnings per share:
Basic	10,301,494	10,283,515
Diluted	10,655,071	11,019,408

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Information Analysis Reports Third Quarter Results

November 10, 2005

Information Analysis Incorporated

Condensed Consolidated Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2005	2004
Revenue:
Professional fees	$6,858	$6,314
Software sales	964	398

Total revenue	7,822	6,712
Cost of goods sold and services provided:
Cost of professional fees	5,272	5,098
Cost of software sales	813	314

Total cost of sales	6,085	5,412

Gross margin	1,737	1,300
Selling, general and administrative expense	(1,253)	(1,098)
Other operating income	—	290

Operating income	484	492
Other expense	(13)	(26)

Income before income taxes	471	466
Provision for income taxes	—	—

Net income	$471	$466

Net loss per share:
Basic: Net income (loss)	$0.05	$0.05

Diluted: Net income (loss)	$0.04	$0.04

Shares used in calculating earnings per share:
Basic	10,293,910	10,283,515
Diluted	10,687,084	11,009,825

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Information Analysis Reports Third Quarter Results

November 10, 2005

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

	As of September 30, 2005	As of December 31, 2004
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$145	$116
Accounts receivable, net	2,426	2,170
Prepaid expenses	157	47
Note receivable	85	85
Other receivables	13	7

Total current assets	2,826	2,425

Fixed assets, net	61	35
Other assets	9	7
Investments	—	3

Total assets	$2,896	$2,470

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,297	$1,567
Accrued payroll and related payroll items	349	277
Other accrued liabilities	293	65
Deferred revenue	149	84
Revolving line of credit	114	219
Notes payable	—	125

Total current liabilities	2,202	2,337

Total liabilities	2,202	2,337

Common stock, par value $0.01, 30,000,000 shares authorized; 12,122,626 shares issued, 10,618,015 outstanding at September 30, 2005, and 11,788,126 shares issued, 10,283,515 outstanding at December 31, 2004	121	118
Additional paid in capital	14,211	14,122
Accumulated deficit	(12,772)	(13,244)
Accumulated other comprehensive income	(12)	(9)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	694	133

Total liabilities and stockholders’ equity	$2,896	$2,470

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